Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Colony Bankcorp, Inc. of our reports dated March 30, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Colony Bankcorp, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Colony Bankcorp, Inc. for the year ended December 31, 2019.

/s/ McNair, McLemore, Middlebrooks & Co., LLC
Macon, Georgia
May 28, 2020